MASTERWORKS

Courtney Kinsella <ckinsella@masterworks.com>

👑 Launching Now 👑 | Basquiat Masterpiece (△ 1.55 | △ 33.1%)

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Masterworks <support@masterworks.com> Tue, Jul 25, 2023 at 12:12 PM
To: rluu@masterworks.com

MASTERWORKS


LAUNCHING NOW
JEAN-MICHEL BASQUIAT
Basquiat's pivotal masterpiece,
is one of our **most culturally significant**
offerings to date

38% SOLD OUT

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Offering Details

Offering Amount:

$36.6M

Annual Appreciation of Record Prices[1]:

33.1%

Sharpe Ratio[2]:

Basquiat's Market

▲1.55

vs.

S&P 500

0.59

vs.

All Art

0.28

Annual Appreciation of Similar Works[3]:

22.1%

Median Appreciation of Repeat Sales[4]:

18.6%

Auction Record:

$110.5M

Auction Results of Similar Works[3]


$70.0M
$52.5M
$35.0M
$17.5M
1984
1990
1996
2002
2008
2014
2020
2023

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Why We Like This Painting

Most Valuable Year (1982)

The majority of Basquiat's Top 10 Auction Records were made in 1982, such as "Untitled" **sold for $110.5M** in 2017, and "Untitled (Devil)" **sold for $85M** in 2022.


WORKS FROM 1982 DRIVE BASQUIAT'S TOP SALES
Untitled
Sold for
$110.5M
Untitled (Devil)
Sold for
$85M
Versus Medici
Sold for
$51M
$36M
Offering

Opportunistic Acquisition by Masterworks


PELIGROSO
POLLO FRITO

April 10, 2023

Our Acquisitions Team identified as a potential acquisition target



May 3, 2023

Masterworks learned that another 1982 painting, *Nile,* similar to was selling in the Christie's May Evening Sale



May 14, 2023

Masterworks identified Nile's potential to **surpass auction estimates**, and secured our acquisition of hours before the auction


CHRISTIE'S
JEAN-MICHEL BASQUIAT

May 15, 2023

Basquiat's *Nile* sold at auction for $67.11M—**$22M above the pre-sale estimate**

Important Iconography

Pollo Frito encapsulates Basquiat's influential style, featuring nods to popular culture, pithy language, and his iconic crown motif, **which are all present in many of his highest-selling works**.



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Important Disclosures

More information on the Offering Circular can be found at sec.gov

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 33.1% from November 2, 1984 to December 31, 2022. This calculation is based on (i) a record price of $1,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 1.55. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

All-Art: Reflects the average of the annual returns across the time period relative to the selected artist market minus the risk-free rate, divided by the volatility (as measured by standard deviation) of those returns. The Masterworks

Repeat-Sale Pair Index of All Art is calculated using Standard Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

S&P: Reflects the average of the annual returns across the time period relative to the selected artist market minus the risk-free rate divided by the volatility (as measured by standard deviation) of those returns.

3. The table and chart in the email capture the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: Works from 1980 to 1983, measuring between 50 inches by 70 inches to 170 inches by 170 inches. The set excludes works on panel, examples with Xerox and paper collage, silkscreen and/or screen printed elements and works on single panel cross bar. The set also excludes works with sparse composition, works without all over paint and works featuring large skulls/heads. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 22.1% CAGR implied from selected sales occurring from November 5, 1985 to May 15, 2023. Excluding works with a vertical composition (where height is greater than or equal to width), The realized prices comprised by this set of transactions have increased at an estimated 21.8% CAGR implied from selected sales occurring from November 5, 1985 to May 15, 2023.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 18.6%, which is based on 109 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

Masterworks is "testing the waters" under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has "qualified" the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at https://www.masterworks.com/about/disclosure.

Investment advice provided by Masterworks Advisers, LLC, an SEC-registered investment adviser. Masterworks is not registered, licensed, or supervised as a broker dealer by the SEC, the Financial Industry Regulatory Authority (FINRA) or any other regulatory authority.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281